1415 E Quail Run Road
Rockwall, TX 75087
214-926-8307

May 20, 2008

Mr. Scott Wheeler
Mr. Corey Blahuta
vcfo Inc..
4601 Spicewood Springs Rd.
Building II, Suite 100
Austin, TX 78759

Dear Scott and Corey,

I am writing to you today to officially tender my resignation from vcfo effective six weeks from the date of this letter in accordance with the EMPLOYEE INNOVATION ASSIGNMENT, NONDISCLOSURE, NONCOMPETE & NONSOLICITATION AGREEMENT signed upon hiring.

It has been a pleasure working with you, and representing the company as a senior associate. This decision has nothing to do with the exceptional opportunity you have provided to me through vcfo. I genuinely appreciate all your support over these past few months. I have enjoyed working for you and working with both Sky Petroleum Inc. and Southern Star Energy Inc.

I cannot say enough positive comments about vcfo and all the people I've encountered during my employment with the company. If I can be of any assistance during this transition, please let me know. I would be glad to help however I can. I wish vcfo continued success, and I want to thank you for allowing me to be a part of your team. Please feel free to contact me at any time if I can be of further assistance in helping with a smooth transition.

Sincerely,

"Original signature delivered to SW-Dallas"

Hilda Kouvelis